Press Release

Contacts:	Mel Payne, Chairman & CEO
Joe Saporito, CFO
Carriage Services, Inc.
713-332-8400
          IMMEDIATE RELEASE

Ken Dennard / ksdennard@drg-e.com
Kip Rupp / krupp@drg-e.com
DRG&E
713-529-6600
CARRIAGE PROVIDES 2007 OUTLOOK
and 2006 Preliminary Results
FEBRUARY 8, 2007 – HOUSTON – Carriage Services, Inc. (NYSE: CSV) today announced management’s Outlook for 2007 and preliminary selected results for 2006.
•	Revenues of $162 million to $165 million for 2007 compared to preliminary revenues of $151 million for 2006 from continuing operations.

•	EBITDA of $38 million to $40 million for 2007 compared to preliminary EBITDA of $33 million for 2006 from continuing operations.

•	EBITDA Margin of 23% to 24.7% for 2007 compared to preliminary EBITDA Margin of 21.6% for 2006 from continuing operations

•	Diluted earnings per share of $0.38 to $0.42 for 2007

compared to preliminary diluted earnings per share of $0.20 for 2006 from continuing operations.
               Melvin C. Payne, Chairman and Chief Executive Officer, stated, “Replacing a long used operating model in a traditional industry is not an easy task. But, after three years of innovation and experimentation, our Standards Operating Model has driven significant changes in our organization, leadership and operating practices. Most importantly, the Standards Operating Model allowed us to measure the sustainable revenue growth and earning power of our portfolio of deathcare businesses, which then led to development of a Strategic Portfolio Optimization Model during 2006 that will guide our acquisition and disposition strategies in the future. Both models, when executed effectively, should drive longer term increases in revenue, earnings and free cash flow. And the good news is that the innovation phase is over and the improved execution phase has begun.
     “We also realize that for our stakeholders to understand how improved execution of our Standards Operating Model and Strategic Portfolio Optimization Model will drive future operating results, we must transform the way we communicate our historical performance and our short and longer term Outlook. By reporting our progress each quarter against our Standards and continuously updating our near term Outlook, we will provide a rolling twelve month view of our business which will reflect the trending progress we are making toward the sustainable earning power of our portfolio of operating assets. We believe that a rolling forecast updated for acquisitions and dispositions will result in a more timely and accurate near term Outlook not constrained by a fixed and arbitrary “finish line” at the end of each quarter or calendar year. We believe this transformed reporting format will align our external stakeholders with the way we internally communicate, measure and incentivize execution of both our Standards Operating Model and our Strategic Portfolio Optimization Model.”
     Mr. Payne continued, “The Standards for our funeral and cemetery businesses are designed to drive longer term performance by growing market share and creating new heritage and producing consistent, modest revenue growth and a sustainable, increasing level of earnings and cash flow. The Standards are not designed to produce maximum short term earnings because we do not believe such performance is sustainable without ultimately stressing the business, which often leads to declining market share, revenues and earnings.
     “To achieve a high level of Standards in a business year after year, we must have ‘A players’ in charge who have the leadership skills to grow the business by hiring, training and developing highly motivated and productive teams involved in their communities. We made significant progress upgrading Managing Partners at our ‘A’ and ‘B’ businesses during 2006, particularly in the Central Region. During 2006 we replaced approximately 40% of our Managing Partners (50% in the Central Region) with individuals who have been recruited, tested and rigorously interviewed in accordance with our current leadership model. In the first quarter of 2007, we have targeted an additional 10 positions (11%) to be recruited for and upgraded. We now have a new leader of Human Resources to support our Regional Partners and drive the upgrading of leadership in our businesses.

     “While we have consistently generated industry leading consolidated EBITDA Margins over the past two years, we can do much better beginning in 2007,” continued Mr. Payne. “A primary driver of higher margins will be the execution of our Strategic Portfolio Optimization Model using six strategic ranking criteria to assess acquisition and disposition candidates as we optimize the sustainable earning power of our deathcare portfolio over our consolidation platform. As we execute this strategy over the next five years, we will acquire larger, higher margin strategic ‘A’ and strong ‘B’ businesses and sell smaller, lower margin non-strategic ‘C’ and weak ‘B’ businesses. We believe we can do so without incremental investment in our consolidation platform infrastructure or additional fixed regional and corporate overhead. Consequently, the sustained earning power of our portfolio as defined by our consolidated EBITDA Margin should incrementally and substantially increase over the next five years .
     “We now recognize that 2006 was a transformational year. We entered 2007 positioned better than at any time in our fifteen year history to exploit what we believe will be an up cycle in deathcare consolidation. Our balance sheet is unique with low rate, long maturity debt; our cash flows are strong and growing; and our field and executive team leadership is the best in the Company’s history. Our organizational structure is flat, lean and responsive to support improved execution of the Standards Operating Model. And most importantly, our reputation as an innovative and entrepreneurial company where ‘A player’ leaders and ‘A’ and strong ‘B’ businesses can make a difference in the performance of the entire Company is strong and growing. Consequently, we are able to recruit quality candidates for our Managing Partner and Sales Manager positions and believe we will increasingly be able to attract the best independent businesses to the Carriage portfolio.
     “Accordingly, we believe that this is the right time to establish both a Long and Short-Term Outlook, both of which will be updated as circumstances change, especially as to the pace of acquisitions.”
Long Term Outlook (through 2012)
•	Revenue growth of 7-9% annually, including acquisitions

•	EBITDA growth of 9-11% annually, including acquisitions

•	EBITDA Margin range of 24-26%

•	Growth internally funded without new debt or equity

2007 Outlook
Carriage’s 2007 Outlook is intended to estimate results from continuing operations based upon same-store funeral volumes and preneed cemetery property sales. Management believes it is appropriate to present a range of outcomes because of the uncertainties in estimating volumes, preneed sales, average revenue per service and other key factors.
The 2007 Outlook is based upon the following key assumptions:
•	The upper end of the Outlook range assumes funeral same-store volumes are flat compared to 2006 and the lower end assumes a 2 percent decrease.

•	The average revenue per funeral contract is assumed to increase approximately 3.0 percent. This increase assumes the cremation rate for our businesses will increase by 100 basis points.

•	Cemetery net operating profit increases by 8-10% and cemetery operating margin by 500 basis points compared to 2006.

•	Includes estimated results from the recently acquired businesses in Corpus Christi, Texas and the pending acquisition of a combination business in Ventura County, California (currently expected to close in the first quarter of 2007). Excludes divestitures identified as of December 31, 2006 and classified as Discontinued Operations.

•	No borrowings on our $35 million bank credit facility during 2007.

•	Approximately $6.5 million of capital expenditures, which does not include any growth opportunities.

•	Management expects to use free cash flow (cash flow from operations less capital expenditures) to acquire additional businesses if and when available on acceptable terms. In the Outlook, free cash flow is invested in short-term investments which are expected to increase to approximately $38-40 million by December 31, 2007.

2007 Outlook
New Reporting Format
(in millions, except per share amounts)

			% Midpoint
	Range	Range Midpoint	Revenue
Revenues	$162 - $165	$163.5	100%

Field level EBITDA	$59 - $61	$60	36.7%

Variable overhead	$4.5-$5.5	$5.0	3.0%

Regional fixed overhead	$5.4	$5.4	3.3%

Corporate fixed overhead	$9.7	$9.7	5.9%

Total overhead	$19.6-$20.6	$20.1	12.3%

Consolidated EBITDA	$38 - $40	$39	23.9%

Interest	$17	$17	10.4%
Depreciation and amortization	$10	$10	6.1%

Income taxes	$4 - $5	$4.5	2.8%
Net earnings from continuing operations	$7 - $8	$7.5	4.6%

Diluted earnings per share	$0.38 - $0.42	$0.40	NA

Free Cash Flow	$14-$16	$15	9.2%
The primary drivers of dramatically improved year over year financial results will be increases in 2007 field level EBITDA as follows:
•	The turnaround plan for the Central Region is on track and should be substantially complete by the end of the first quarter. We expect the Central Region to generate at least an additional $2 million of field level EBITDA during 2007 compared to 2006 and to achieve a field level EBITDA margin of approximately 36%.

•	As new cemetery leadership settles in and gains traction, we expect our cemetery preneed property sales and operating margins to improve substantially in 2007 over 2006, starting out with gradual improvement that gains momentum during the year. We revised and simplified our cemetery Standards to begin 2007 with heavy weightings on preneed property sales and operating margin ranges customized for the size and market profile of each business. And importantly, we expect Rolling Hills to show a year over year increase in field level EBITDA of at least $2 million, as our turnaround program gains traction under new operational and administrative leadership and a revitalized and strengthened sales organization.

•	We closed on our Seaside acquisition effective January 1, 2007 and will likely close on our Conejo Mountain acquisition before the end of the first quarter. We expect these larger ‘A’ strategically ranked combination businesses to add at least $2 million to our field level EBITDA performance in 2007.
Preliminary Fourth Quarter 2006 Versus Fourth Quarter 2005 Selected Results
•	Revenues totaled $37.7 million in 2006 versus $37.3 million in 2005.

•	EBITDA totaled $9.0 million in 2006 versus $8.0 million in 2005.

•	EBITDA Margin was 23.9% in 2006 versus 21.4% in 2005.

•	Diluted EPS from continuing operations was $0.08 versus $0.03 in 2005.
               Mr. Payne continued, “I want to congratulate and thank publicly all of the Carriage operations leadership and employees for a great fourth quarter performance in our funeral operations. The dramatic improvement in our fourth quarter performance compared to our disappointing third quarter performance was driven by broadly higher funeral revenue and margin increases in all three geographic regions, as each region increased local EBITDA margins by almost 500 basis points. As a result, we converted 100% of the $2.2 million funeral revenue increase in the fourth quarter over the third quarter into field level EBITDA profit.
               “The Short and Long-Term Outlooks reflect our confidence that Carriage is pursuing the right strategies the right way and that we are capable of internally financing our strategic growth from existing cash and free cash flow. I speak for our Board of Directors and all of our field and corporate leaders when I say we intend to live up to our Mission of Being the Best and have adopted a company theme of ‘2007 – The Year of Being The Best – No Excuses!’ I look forward to reporting our progress,” concluded Mr. Payne.

     Carriage Services will release final results for the quarter and year ended December 31, 2006 in early March with more detailed discussions of earnings, cash flow and financial position once the Company’s independent public accounting firm has completed its audit and report for those periods.
Conference Call Information
     Carriage Services has scheduled a conference call for tomorrow, February 9, 2007 at 10:30 a.m. eastern time. To participate in the call, dial 303-262-2139 at least ten minutes before the conference call begins and ask for the Carriage Services conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 16, 2007. To access the replay, dial 303-590-3000 and enter pass code 11083656#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the Internet by visiting http://www.carriageservices.com. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an audio archive will be available shortly after the call and will be accessible for approximately 90 days. For more information, please contact Karen Roan at DRG&E at (713) 529-6600 or email kcroan@drg-e.com.
     Carriage Services is a leading provider of death care services and merchandise in the United States. As of February 8, 2007, Carriage operates 132 funeral homes in 27 states and 29 cemeteries in 11 states.
Certain statements made herein or elsewhere by, or on behalf of, the Company that are not historical facts are intended to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, as discussed under “Cautionary Note,” “Risk Factors” and “Forward-Looking Statements” in the Company’s Annual Report and Form 10-K for the year ended December 31, 2005, could cause the Company’s results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, the Company. The Company assumes no obligation to update or publicly release any revisions to forward-looking statements made herein or any other forward-looking statements made by, or on behalf of, the Company. A copy of the Company’s Form 10-K, and other Carriage Services information and news releases, are available at www.carriageservices.com.

Disclosure of Non-GAAP Financial Measures
     We report our financial results in accordance with generally accepted accounting principles (“GAAP”). However, management believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding various financial and business trends relating to the Company’s financial condition and results of operations, and that when GAAP financial measures are viewed in conjunction with the non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating performance, allocating resources, and planning and forecasting future periods. To the extent this release contains historical and certain forward-looking non-GAAP financial measures, we have also provided corresponding GAAP financial measures for comparative purposes.
     Continuing operations refers to the businesses that are owned and not held for sale as of the most recent reported results for all periods and will differ from the results for the period as previously reported. Businesses sold, disposed or held for sale are reported in discontinued operations for all periods presented.
     We refer to the term “EBITDA” and “free cash flow” in various places of our financial discussion. EBITDA is defined by us as net income from continuing operations before interest expense and other financing costs, income tax expense, and depreciation and amortization expense. Free cash flow is defined by us as cash provided by operations less capital expenditures. EBITDA and free cash flow are not measures of operating performance under generally accepted accounting principles, or GAAP, and should not be considered in isolation nor construed as an alternative to operating profit, net income (loss) or cash flows from operating, investing or financing activities, each as determined in accordance with GAAP. You should also not consider EBITDA or free cash flow as measures of liquidity. Moreover, since EBITDA and free cash flow are not measures determined in accordance with GAAP and thus are susceptible to varying interpretations and calculations, EBITDA and free cash flow are as presented, may not be comparable to similarly titled measures presented by other companies.

Reconciliation of Net Income from continuing operations to EBITDA from continuing operations for the following periods (in 000s) presented at the midpoint of the range identified:

		Preliminary
	Three months	Three months
	ended	ended
	12/31/2005	12/31/2006
Net income from continuing operations	$508	$1,455
Provision (benefit) for income taxes	$383	$923

Pre-tax earnings from continuing operations	$891	$2,378
Net interest expense, including loan cost amortization	$4,473	$4,190
Depreciation & amortization	$2,609	$2,441

EBITDA from continuing operations	$7,973	$9,009

Revenue from continuing operations	$37,260	$37,666
EBITDA margin from continuing operations	21.40%	23.92%

	Preliminary
	Year ended	Year ended
	12/31/06	12/31/07 E
Net income from continuing operations	$3,845	$7,500
Provision (benefit) for income taxes	$2,357	$4,500

Pre-tax earnings from continuing operations	$6,202	$12,000
Net interest expense, including loan cost amortization	$16,592	$17,000
Depreciation & amortization	$9,834	$10,000

EBITDA from continuing operations	$32,628	$39,000

Revenue from continuing operations	$151,086	$163,500
EBITDA margin from continuing operations	21.60%	23.85%
Reconciliation of net income to free cash flow for 2007 (in 000’s):

2007 E
Net income	$7,500
Tax expense	4,500
Interest expense, net	17,000
Depreciation and amortization	10,000

EBITDA	$39,000
Interest paid	17,200
Cash taxes	300
Capital expenditures	6,500

Free cash flow	$15,000	(1)

(1)	Free cash flow does not include proceeds from divestitures which may be in excess of $2 million.